PRESS RELEASE

PLASTINUM POLYMER TECHNOLOGIES
APPOINTS CHIEF OPERATING OFFICER

LOS ANGELES, CA (PRNewswire-FirstCall) - January 7, 2008 -- Plastinum Polymer Technologies Corp. (OTC Bulletin Board: PLNU - News) announced today that it has appointed Mr. Nils Berten as its Chief Operating Officer.

Mr. Berten has thirteen years of experience in successfully starting and expanding businesses in the financial, real estate and tourism industries and has a strong background in leading sales oriented organizations.

Prior to his employment with Plastinum Polymer Technologies, Mr. Berten was employed by Slokker Sales BV beginning in 2005 where he was responsible for setting up a financial services company for Coldwell Banker Realtors Netherlands and overseeing international real estate investments. From 2004, Mr. Berten has also been the owner of Funhaler, a company that developed a new product for the young consumer. From 2003, he has also been the co-owner of Klaus Vastgoed, a real estate investment company. Prior to that, from 1999 to 2003, he was a franchisee of Financieel Compleet.

Jacques Mot, the Chairman of the  Board and Chief Executive Officer of Plastinum Polymer Technologies, said, "We are extremely pleased that Nils is joining our team. His experience and success at his previous companies will be a tremendous benefit to us as we begin to commercialize our technology. We look forward to his contributions.”

About Plastinum Polymer Technologies Corp.:

Plastinum Polymer Technologies Corp., listed on The OTC Bulletin Board® (OTCBB) (ticker symbol "PLNU"), owns the patent rights associated with a ultra high shearing technology through which multiple immiscible thermoplastics can be blended.

Plastinum’s mission is to commercialize the technology through applications in the virgin plastic markets (polymer alloys) and the plastic recycling sector (i.e. recycling of plastic from obsolete computer and other electronic equipment).

www.plastinum.com

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Certain statements in this news release, including statements that we “believe”, “expect”, “intend” or words of similar import, are forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding our potential future plans and objectives, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following: general economic and business conditions; competition; unexpected changes in technologies and technological advances; ability to commercialize and manufacture products; results of experimental studies; research and development activities; changes in, or failure to comply with, governmental regulations; and the ability to obtain adequate financing in the future. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in our Securities and Exchange Commission filings available at http://www.sec.gov.